UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 16, 2019, Institutional Investor LLC published the following article:

The Next Hot Sector for Activism? Real Estate.

Jeff Pierce’s Snow Park is leading the way, winning ISS and Glass Lewis support for its board nominees at Front Yard.

By Michelle Celarier

May 16, 2019

Proxy season is just beginning, but so far the number of board seats gained by activists is down 25 percent in the U.S. through April of this year, and the number of investors making demands is down to 298 from 366 during the same time period — about 19 percent, according to Activist Insight, which tracks shareholder activism.

That said, at least three activists are targeting real estate in current battles.

One that’s gaining traction is Jeff Pierce’s Snow Park Capital Partners, which recently won the support of proxy advisors Institutional Shareholder Services and Glass Lewis for two board seats at Front Yard Residential Corp., a Virgin Island-domiciled real estate investment trust specializing in U.S. single family residences for rentals.

Snow Park is nominating Pierce, who was formerly a real estate analyst at Farallon Capital, along with residential mortgage-backed securities experts Lazar Nikolic and Leland Abrams. ISS has endorsed Pierce and Nikolic, while Glass Lewis is recommending Nikolic and Abrams, calling Front Yard a “laggard” compared with its peers. The annual shareholders meeting will be held on May 23.

Shares of Front Yard have climbed about 15 percent since Snow Park unveiled its proxy effort on April 2. That has helped the hedge fund turn in a 32 percent gain this year, according to a person familiar with the numbers. Snow Park owns about 2 percent of Front Yard common stock.

“Since [George] Ellison’s succession as CEO, the board has overseen value destruction driven by [Front Yard’s] transition to a fully single-family rental-focused REIT, a process in which it has been unable to gain sufficient scale, has taken on too much debt, and has been unable to derive a sufficient return on acquisitions,” the ISS report stated. “These factors, along with a governance structure that is disconnected from the interests of shareholders, justifies the addition of at least two dissident nominees.”

Following the ISS and Glass Lewis recommendations, Front Yard shot back with a statement, saying that Snow Park is “a highly conflicted hedge fund composed of short-term traders” and “has a short interest in 450,000 shares” of Front Yard, meaning that Snow Park’s economic exposure in the company is less than 0.5 percent. Front Yard points out that Snow Park also has a significant ownership stake in the company’s external asset manager, Altisource Asset Management Corporation.

In response, Snow Park told Institutional Investor that its position is “net long” and the fund believes it’s “simply hedging against sector-worst governance while the board — which has presided over $500 million of value destruction — continues embracing Maryland’s anti-stockholder protections and adding George Ellison’s long-term associates. We feel the real conflict at hand involves Mr. Ellison, who is CEO and a board member at Front Yard while serving as CEO and chairman at Altisource.” ISS also pointed to Ellison’s dual CEO roles, saying it “arguably poses greater potential for a conflict of interest (and opportunity for it to manifest).”

Snow Park is calling for a sale of the company.

Meanwhile, on May 1, investment manager Bow Street launched its proxy for four board seats at Mack-Cali Realty Corp. In a letter to shareholders sent the same day, Bow Street managing partner Akiva Katz claimed that “decades of mismanagement and missed opportunities by its board have left Mack-Cali in a dangerous and untenable position ... We believe MackCali’s value will never be realized in its current broken structure, and once again urge the board to launch a process to explore all strategic alternatives to maximize shareholder value.” Bow Street said it has tried to engage with the board, which it said has refused to explore alternatives.

But Mack-Cali told shareholders that Bow Street, along with David Werner Real Estate Investments, wanted to buy the company’s suburban and waterfront office assets, hotel joint venture interests and retail assets at a price “far below their fair market value.” Bow Street’s managing partners say that “for more than two decades, shareholders have watched the value of their investment deteriorate as a result of repeated missteps by Mack-Cali’s entrenched board, which has a long history of overpromising and underdelivering.”

Earlier this year, activist investor Jonathan Litt’s Land & Buildings Investment Management asked for a seat on the board of Marriott International, according to a March 15 report in the Wall Street Journal. Litt has privately urged Marriott to consider culling its 30 brands to better align itself with competitors such as Hilton Worldwide Holdings, the Journal had reported. Marriott has said it was evaluating Litt’s nomination, according to Reuters. The stock has gained about 10 percent since the news broke of Litt’s involvement.

Source: Institutional Investor LLC. Institutional Investor LLC is not a party to and has not endorsed our proxy solicitation and has not consented to the use of this article in our proxy solicitation.

Michelle Celarier for Institutional Investor LLC